Exhibit 99.1

For Immediate Release

Kylie Bransford – 435-4106

October 6, 2011

Greene Joins Bay Banks of Virginia

Randal R. Greene has joined Bay Banks of Virginia and its family of companies, Bank of Lancaster and Bay Trust Company, announces Robert R. Hurliman, Chairman of the Bay Banks Board of Directors.

In a joint session of the Boards of Bay Banks, Bank of Lancaster and Bay Trust Company held on Thursday, October 6, 2011, Greene was elected President and CEO of Bay Banks of Virginia and President and CEO of Bank of Lancaster. He was also elected to serve on the Boards of Bay Banks, Bank of Lancaster and Bay Trust Company.

In making this announcement, Hurliman stated that President and CEO Kenneth O. Bransford, Jr. had expressed his desire to retire in 2009 and at the request of the Board of Directors, he agreed to extend his retirement plans to the end of this year. “Ken has a 40-year tenure with our Company and has brought a great deal of management, lending and retail administration expertise to his position. The Directors, Officers and Staff are deeply indebted to Ken for his leadership and for the years of service he has given to not only our Company but to the communities we serve. He is without doubt the epitome of a community banker. With our desire to honor Ken’s request, we are extremely pleased to have found an individual with the banking and management experience of Randal Greene. We are excited to have him join the Bay Banks family and share his counsel and plans for our Company’s continued growth and success.”

Greene received his Bachelor of Business Administration from East Tennessee State University in 1982. He began his banking career in 1984 and brings 27 years of community banking and management experience to his new position with the Bay Banks family. Greene most recently was a Regional President of State of Franklin Bank, a division of Jefferson Federal Bank in Johnson City, Tennessee. From 1996 to 2008, he was President and CEO, Director and Founder of State of Franklin Savings Bank and Chairman of its Executive Committee.

Greene has substantial knowledge of successfully growing a community bank with experience in all areas of banking, including managing multiple teams, as a senior credit officer with years of direct experience working with regulatory agencies, 25 years of lending experience, and has been directly responsible for managing the asset quality of a $350 million community bank.

Active in civic and community programs, he has had a lifetime involvement in Boy Scouts of America and has served as President of the Sequoyah Council, which serves 17 counties in East Tennessee and Southwest Virginia. He has also served as Chairman of the Silver Eagle Dinner for Boy Scouts of America. Greene has served as the Leadership Chairman of United Way of East Tennessee, a Board member of Children’s Advocacy Center, Chairman and Board member of Comprehensive Community Services, Foundation Board member of East Tennessee State University, and Board member of the Johnson City/Washington County Chamber of Commerce. He is the Past Chairman of the Johnson City Medical Center Foundation; Past Board member of the City of Johnson City Community Development Board; and the organizer of the Eastern Eight, a successful non-profit housing corporation.

Greene and his wife Kathy have a son in college, Randal, and a daughter, Kate, in the 8th grade.

Greene states, “My family and I are excited about our move to Virginia’s beautiful Northern Neck, where we look forward to making our home. A community banker at heart, I’m extremely pleased to have the opportunity to join an organization so strongly and firmly rooted in the communities of the Northern Neck. I look forward to working with this great organization and meeting and working with the residents of the communities we have been serving since 1930. I consider this a wonderful opportunity and one I am honored to accept.”